                                                                     EXHIBIT 10i
                              EMPLOYMENT AGREEMENT




DATE:          April 14, 1996

PARTIES:       WHOLESOME & HEARTY FOODS, INC.                    (the "Company")
               975 S.E. Sandy Boulevard, Suite 201
               Portland, OR 97214

               LYLE G. HUBBARD                                      ("Employee")
               1959 North Burling Street
               Chicago, IL  60614

RECITAL:

     The Company is engaged in the business of manufacturing and selling food
products.   The Company desires to employ and retain the unique experience, abilities, and services of Employee as its Chief Executive Officer.


AGREEMENT:

     The parties agree as follows:


SECTION 1.     EMPLOYMENT

     1.1 TERM. The Company agrees to employ Employee as its Chief Executive Officer for a term of three years, commencing on April 14, 1996, and terminating on April 13, 1999, or until an earlier termination in accordance with Section 5. The Board of Directors of the Company shall review Employee's performance within 60 days of the end of the second year of the employment term and, in the event this Agreement is extended at the end of the second year, within 60 days of the end of each subsequent one-year period thereafter. After completing each such review, the Board of Directors may elect, in its sole and absolute discretion, to extend this Agreement for an additional one-year period. For example, at the conclusion of the second year of the employment term, the Board of Directors may elect to extend the term of this Agreement until April 13, 2000. The Board of Directors shall promptly notify Employee, after completing each such review, whether the Board of Directors elects to extend this Agreement for an additional one-year term. The Board of Directors shall be under no obligation to extend the term of this Agreement, either at the end of the second year of the employment term, or at the end of any subsequent one-year period thereafter, and no extension shall be valid and binding unless set forth in writing and signed by both parties.

     1.2 DUTIES. Employee accepts employment with the Company on the terms and conditions set forth in this Agreement, and agrees to devote his full time and attention (reasonable periods of illness excepted) to the performance of his duties under this Agreement. In general, Employee shall perform such duties as are customarily performed by a chief executive officer of a publicly held company engaged in a business similar to the Company's business. Employee shall perform such specific duties and shall exercise such specific authority as may be assigned to Employee from time to time by the Board of Directors of the Company. In performing such

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duties, Employee shall be subject to the direction and control of the Board of
Directors of the Company. Employee further agrees that in all aspects of such employment, Employee shall comply with the instructions, policies, and rules of the Company established from time to time, and shall perform his duties faithfully, intelligently, to the best of his ability, and in the best interest of the Company. Employee shall serve as an officer of the Company without additional compensation if so requested. The devotion of reasonable periods of time by Employee for personal purposes, outside business activities, or charitable activities shall not be deemed a breach of this Agreement, provided that such purposes or activities do not materially interfere with the services required to be rendered to or on behalf of the Company.

SECTION 2.     COMPENSATION

     2.1 BASE COMPENSATION. In consideration of all services to be rendered by Employee to the Company, the Company shall pay to Employee a base compensation of $225,000 per year, payable in equal biweekly installments. The Board of Directors shall formally review Employee's base compensation in February, 1997 and, in the event the Board of Directors, in its sole and absolute discretion, decides to increase such base compensation, such increase shall be made retroactively effective to January 1, 1997.

     2.2 BONUS COMPENSATION. The Board of Directors recognizes that the success of the Company is based on the collective efforts of all of its employees. The Board of Directors has approved the concept of a success sharing plan, whereby management would establish, subject to approval of the Board of Directors, annual performance and financial targets in three areas, namely Net Sales, Income Before Provision For Income Taxes As Percentage of Net Sales (hereinafter referred to as "PBT"), and after-tax percent return on equity (hereinafter referred to as "ROE"), and employee bonuses would be awarded based on the Company's success in achieving such targets. The Board of Directors of the Company is willing to consider input from Employee in refining the success sharing plan, provided, however, the Board of Directors shall retain sole and absolute discretion and control over the final form of such plan. Employee shall be entitled to participate in the success sharing plan, as established and amended from time to time by the Board of Directors, the same as any other employee of the Company in 1996 and 1997 and, in the event this Agreement is extended, during the term of any extensions. Management has established the following targets for Net Sales, PBT and ROE for calendar year 1996 and the Company shall pay Employee a bonus in each such category, based on the Company's highest level of achievement within the category, if the Company achieves such targets in 1996:


     1996                   % x 33% of           Non-Cumulative
Achievement Targets     Base Compensation         Bonus Amounts
-------------------     -----------------         -------------

  Net Sales
  ---------

Less than $50 MM                -0-                     -0-
$50MM to less than
 $54 MM                    30% x $74,925             $22,478
$54MM to less than
 $58 MM                    40% x  74,925              29,970
$58MM or greater           60% x  74,925              44,955


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Income Before Provision
  For Income Taxes
As Percentage of Net Sales
--------------------------

PBT of 10% x Net Sales            30% x $74,925           $22,478
PBT of 12% x Net Sales            40% x  74,925            29,970
PBT of 14% x Net Sales            60% x  74,925            44,955

Percent Return
  On Equity
--------------

ROE of 12%                        30% x $74,925           $22,478
ROE of 16%                        40% x  74,925            29,970
ROE of 18.5%                      60% x  74,925            44,955

     The foregoing bonuses within each objective category are NOT cumulative and, in the event the Company is successful in achieving more than one level of achievement within any one category, the Company shall only be obligated to pay Employee a bonus based on the highest level of achievement. The Company's accountants shall, as soon as reasonably practical after December 31, 1996, determine the Company's Net Sales, PBT and ROE for calendar year 1996, which determination shall be based on the figures set forth by the Company in its 1996 Annual Report to Shareholders and shall be final and binding on all parties.
The Company shall, in the event Employee is entitled to any bonuses for 1996 based on the foregoing schedule, pay the same to Employee within 30 days of receipt of the accountants' final determination of Net Sales, PBT and ROE.

     2.3 NONSTATUTORY STOCK OPTIONS. The Company granted Employee the following nonstatutory stock options under the Company's 1992 First Amended and Restated Combination Stock Option Plan (the "Plan") on April 14, 1996, the date of commencement of Employee's employment:

               2.3.1. The Company granted Employee a nonstatutory stock option to purchase 300,000 shares of the Company's common stock at an exercise price of $8.69 per share. The terms and conditions of such nonstatutory stock option are set forth in the Nonstatutory Stock Option Agreement attached as Exhibit 1, which the parties shall execute contemporaneously with the execution of this Agreement.

               2.3.2. The Company granted Employee a nonstatutory stock option to purchase 150,000 shares of the Company's common stock at an exercise price of $8.69 per share. The terms and conditions of such nonstatutory stock options are set forth in the Nonstatutory Stock Option Agreement attached as Exhibit 2, which the parties shall execute contemporaneously with the execution of this Agreement.

     2.4 RELOCATION EXPENSES. The Company shall pay Employee a lump sum of $180,000 upon mutual execution of this Agreement to be used by Employee, in Employee's sole discretion, to cover relocation-related expenses, including but not limited to temporary housing, air transportation, real estate transaction costs, and household moving expenses. Employee acknowledges that this lump sum payment is a grossed-up amount and includes reimbursement to Employee for the tax liability that Employee will incur as a result of the funds being paid to him for relocation expenses.


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     2.5  OTHER BENEFITS.  The Company shall provide to Employee and Employee's family the same benefits that the Company provides to other management employees and their families, subject to Employee's satisfaction of the normal eligibility conditions for such benefits.

     2.6  TAXES.  All compensation payable to Employee under this Section 2 or
Section 5 below shall be subject to the customary withholding of income and other taxes as required by federal and state law with respect to compensation paid by a corporation to an employee.

     2.7 VACATION. Employee shall be entitled to four weeks paid vacation during each full year of employment and to the number of paid holidays provided for under the current policies and procedures of Employer in effect from time to time.

SECTION 3. CONFIDENTIALITY AGREEMENT

     Employee agrees to execute contemporaneously with this Agreement the Employee Proprietary Rights, Confidentiality and Inventions Agreement attached hereto as Exhibit 3, and to strictly comply with the terms and conditions thereof.

SECTION 4. NONCOMPETITION COVENANT

     4.1 NEED FOR NONCOMPETITION COVENANT. Employee recognizes and acknowledges that the business contacts he will make, and the knowledge and proprietary information that he will gain, as a result of his employment with the Company, is special and unique and that a covenant on his part not to compete against the Company upon termination of his employment is essential to protect the properties, assets and business of the Company. Employee acknowledges and agrees that the noncompetition covenant set forth in this
Section 4 is being entered into in connection with his initial employment by the Company.

     4.2 NONCOMPETITION COVENANT. In consideration of his initial employment by the Company, Employee agrees that he will not, during the period of his employment with the Company and for a period of two years from the date of termination of such employment, within any state or country in which the Company conducts its business or sells or distributes its products: (i) directly or indirectly, whether as an owner, partner, principal, member, stockholder (other than a stockholder in a corporation whose stock is publicly traded and in which Employee owns less than five percent (5%) of the issued and outstanding voting stock), officer, director, employee, agent, representative, associate, consultant or otherwise, engage in, or assist in any manner, any business that competes with the Company in the production, marketing, or sale of meat substitute vegetarian food products; (ii) induce, or attempt to induce, any person who is in the employment of the Company to leave such employment and engage in any business that is competitive with the Company; or (iii) directly or indirectly, suggest, request or encourage any suppliers or customers of the Company to curtail, reduce or cancel their business done with the Company, or otherwise solicit for himself or any other person or entity any business of the Company.

     4.3 REMEDIES; EQUITABLE RELIEF. Employee acknowledges that a breach of any of the provisions of this Noncompetition Covenant will cause the Company irreparable and continuing injury and damage, for which there will be no adequate remedy at law. By reason thereof, Employee agrees that the Company shall be entitled to specific performance, including immediate issuance of a temporary restraining order and/or preliminary or permanent injunctive relief


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enforcing this Noncompetition Covenant, without the necessity of proof of actual damages and without posting bond for such relief, in addition to any and all other remedies provided by applicable law or equity.

     4.4 SEVERABILITY. While Employee acknowledges that the restrictions contained herein are reasonable, if any term or condition of this Noncompetition Covenant is determined to be unenforceable because of its scope, duration, geographical area or similar factor, the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such covenant shall then be enforceable in its reduced or limited form.

     4.5 EXCEPTION TO NONCOMPETITION COVENANT. Notwithstanding the provisions of this Section 4, Employee shall not be prohibited, directly or indirectly, as an officer, director, employee, agent, representative, associate, consultant or otherwise, from working for, or associating with, a public company involved in producing, marketing or selling meat substitute vegetarian food products, PROVIDED (i) such company has gross annual revenues of not less than $500 million, (ii) the portion of the company's business involved in the meat substitute vegetarian food product business does not constitute more than 5% of the total gross annual revenues of such company, and (iii) Employee does not work in, and is not directly involved with, the portion of the company's business that is involved in the meat substitute vegetarian food product business.

SECTION 5. TERMINATION OF EMPLOYMENT

     5.1 TERMINATION FOR CAUSE. Employee's employment under the terms of this Agreement may be terminated immediately, at the option and in the sole discretion of the Company, for "Cause." For purposes of this Agreement, termination of Employee's employment for "Cause" shall be limited to (a) Employee's conviction by a court with proper jurisdiction of a felony; (b) objective evidence of a material act of dishonesty by Employee related to his employment; (c) Employee's drunkenness or intoxication on the job, use of illegal drugs, or use of lawful drugs or alcohol in a manner violative of Company policy; (d) any material breach of Employee's obligations under this Agreement, provided, however, if the breach is of such nature that can be cured, Employee shall be given 15 days (the "Cure Period") after Employee's receipt of notice of such breach to cure the same, and if such breach cannot be cured within the Cure Period and if Employee has commenced to cure such breach within the Cure Period and thereafter proceeds with reasonable diligence and in good faith to effect a cure as soon as practicable, then the Cure Period shall be extended to such time as Employee can reasonably cure such breach; (e) Employee's diversion of any corporate opportunity of the Company for the Employee's direct or indirect benefit; or (f) inaccuracy of any representation made by Employee at Section 7 of this Agreement.

     5.2 TERMINATION ON DEATH OR DISABILITY. Employee's employment under the terms of this Agreement shall automatically terminate upon Employee's death or "Disability." For purposes of this Agreement, "Disability" shall mean a health condition or other circumstance which renders Employee unable to perform the essential functions of his position with or without reasonable accommodation. The Company and Employee acknowledge (without limitation to their right to assert that other circumstances constitute a disability) that Employee's inability due to a physical or mental injury or illness to perform his duties for a consecutive period of 90 days or for at least 120 days in a 12-month period shall satisfy the requirements of this provision. Provided such requirements are satisfied, Employee acknowledges that the nature of his position is such that no reasonable accommodation is possible without undue hardship to the Company.


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     5.3  TERMINATION ON CHANGE IN CONTROL.  Employee's employment under the terms of this Agreement may be terminated immediately, at the option and in the sole discretion of the Company, during the period commencing 30 days prior to and ending 180 days following a "Change in Control" of the Company. For purposes of this Agreement, "Change in Control" of the Company shall be deemed to have occurred upon the earlier of:

               (a) The date that any "person" (as that term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Act")), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, becomes a beneficial owner (within the meaning of Rule 13d-3 promulgated under the Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities; or

               (b) The date of any annual or special meeting of stockholders at which a majority of the directors then elected are not individuals nominated by the Company's then incumbent Board of Directors; or

               (c) The date of approval by the stockholders of the Company of a plan of merger or consolidation of the Company in which such stockholders will not hold at least seventy-five percent (75%) of the combined voting power of the resulting entity immediately following such merger or consolidation, or the approval by the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale of substantially all of the Company's assets.

     5.4 TERMINATION BY EMPLOYER WITHOUT CAUSE. Employee's employment under the term of this Agreement may be terminated by Employer, in the exercise of Employer's sole discretion, at any time without Cause, provided Employer pays Employee the compensation and severance pay provided in Section 5.5.2.

     5.5  EFFECT OF TERMINATION; PAYMENTS UPON TERMINATION.

               5.5.1 In the event of the termination of Employee's employment for Cause pursuant to Section 5.1, the Company shall pay to Employee the then current base compensation payable to Employee under Section 2.1, prorated through the effective date of such termination. No other compensation, benefits or payments of any nature whatsoever shall be due and payable under this Agreement in the event of termination of Employee's employment by the Company for Cause.

               5.5.2 In the event of the termination of Employee's employment pursuant to Section 5.2 (Death or Disability) or Section 5.3 (Change of Control), or Section 5.4 (termination of Employee's employment by the Company without Cause), the Company shall pay to Employee:

               (a)  The then current base compensation payable to Employee under
          Section 2.1 prorated through the effective date of the termination.


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               (b)  If Employee is entitled to a bonus in the year in which his employment is terminated, the Company shall, as soon as the Company's accountants have determined the amount of the bonus, prorate the same through the effective date of Employee's termination and pay Employee his prorata share thereof based on the effective date of his termination.

               (c) Severance pay equal to the greater of (i) 18 months of the base compensation payable to Employee under Section 2.1, or (ii) the base compensation remaining to be paid to Employee under Section 2.1 between the effective date of such termination and the end of the employment term under this Agreement. Employee agrees, as a condition to payment and receipt of such severance pay, to execute a full and complete release, in form and substance satisfactory to the Company, of any and all claims of every kind and nature whatsoever against the Company.

               (d) No other compensation, benefits or payments of any nature whatsoever shall be due and payable under this Agreement in the event of termination of Employee's employment by the Company pursuant to Sections 5.2, 5.3, or 5.4. without Cause.

     5.6 DECISION OF COMPANY NOT TO EXTEND TERM; DECISION OF EMPLOYEE NOT TO ACCEPT EXTENSION.

               5.6.1 DECISION OF COMPANY NOT TO EXTEND TERM. The Company is required under Section 1.1 above to notify Employee at the end of the second year of the employment term and, in the event this Agreement is extended, at the end of each subsequent one-year period thereafter, whether the Company elects to extend this Agreement for an additional one-year term. If the Company, in its sole and absolute discretion, decides not to extend this Agreement for an additional one-year term, then the Company shall, in the event it has not already paid severance pay to Employee under Section 5.5.2 above, pay to Employee at the end of the final year of Employee's employment, as severance pay, 18 months of the then current base compensation payable to Employee under
Section 2.1, provided, however, the Company shall have no obligation to pay such severance pay if the reason for not extending this Agreement is Employee's retirement. Employee agrees, as a condition of payment and receipt of such severance pay, to execute a full and complete release, in form and substance satisfactory to the Company, of any and all claims of every kind and nature whatsoever against the Company. The Board of Directors shall be under no obligation, in the event it elects not to extend the term of this Agreement, to review Employee's performance, or offer Employee another extension, at the end of the final year of Employee's employment.

               5.6.2 DECISION OF EMPLOYEE NOT TO ACCEPT EXTENSION. If the Company, in its sole and absolute discretion, decides to extend this Agreement at any time for an additional one-year term and Employee decides not to accept such extension, then the Company shall have no obligation to pay, and shall not pay, any severance pay to Employee.

     5.7 OUTPLACEMENT SERVICES. In the event of the termination of Employee's employment pursuant to Section 5.3 (Change of Control) or Section 5.4 (Termination of Employee's employment by the Company without cause), or in the event the Company elects not to extend the term of this Agreement and Employee's employment ceases due to expiration of the


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employment term, the Company shall retain a reputable outplacement agency, acceptable to Employee, to assist Employee in finding another job, provided, however, the maximum amount that the Company shall be obligated to expend in outplacement services for Employee shall be $25,000.

SECTION 6. FACILITIES AND PERSONNEL

     Employee shall be provided a private office, secretarial services, and such other facilities, supplies, and services as shall be required for the performance of Employee's duties under this Agreement.

SECTION 7. REPRESENTATIONS AND WARRANTIES OF EMPLOYEE

     Employee represents and warrants to the Company that there is no employment contract or any other contractual obligation to which Employee is subject which prevents Employee from entering into this Agreement or from performing fully Employee's duties under this Agreement and that Employee has accurately stated his educational background, employment history and experience in the pre-employment process.

SECTION 8. MISCELLANEOUS PROVISIONS

     8.1 RESTRICTION ON ASSIGNMENT. Employee acknowledges that the services to be rendered hereunder are special, unique and of extraordinary character and that he may not assign any of his rights, or delegate any of his duties or obligations hereunder without the prior written consent of the Company.

     8.2 ENTIRE AGREEMENT. This document (including the exhibits attached hereto) is the entire, final and complete Agreement and understanding of the parties with respect to the subject matter hereof, and supersedes and replaces all written and oral agreements and understandings heretofore made or existing by and between the parties or their representatives with respect thereto, specifically including without limitation that certain letter, dated April 12, 1996, from The Pringle Company to Employee.

     8.3 WAIVER. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

     8.4 BINDING EFFECT. All rights, remedies and liabilities herein given to or imposed upon the parties shall extend to, inure to the benefit of and bind, as the circumstances may require, the parties and their respective heirs, personal representatives, administrators, successors and permitted assigns.

     8.5 NOTICES. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed given on the date of transmission when sent by telex or facsimile transmission, on the third business day after the date of mailing when mailed by certified mail, postage prepaid, return receipt requested, from within the United States, or on the date of actual delivery, whichever is the earliest, and shall be sent to the parties at the addresses shown on the first page of this Agreement, or at such other address as either party may hereafter


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designate by written notice to the other.

     8.6 AMENDMENT. No supplement, modification or amendment of this Agreement shall be valid, unless the same is in writing and signed by all parties hereto.

     8.7 SEVERABILITY. In the event any provision or portion of this Agreement is held to be unenforceable or invalid by any court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected or invalidated thereby.

     8.8 ATTORNEY'S FEES. In the event any suit, action or other legal proceeding shall be instituted to declare or enforce any right created by this Agreement, or by reason of any breach of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees as fixed by the trial court and all appellate courts.

     8.9 LEGAL REPRESENTATION. This Agreement was prepared by Garvey, Schubert & Barer as attorneys for the Company. Employee acknowledges that Garvey, Schubert & Barer has acted as attorneys only for the Company and does not represent Employee. Employee acknowledges that he has exercised his right to independent legal counsel and is freely and voluntarily entering into this Agreement having exercised such right.

     8.10 GOVERNING LAW AND VENUE. This Agreement shall be deemed to have been executed and entered into in Portland, Oregon, and this Agreement, and its formation, operation and performance, shall be governed, construed and enforced in accordance with the laws of the State of Oregon, without regard to its conflict of law principles. If any suit or action is filed by any party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, venue shall be in the federal court or state court in Portland, Oregon, and the parties hereby waive their right to change such venue and submit to the jurisdiction of such courts.

     8.11 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.

     8.12 INDEMNIFICATION. The Company shall indemnify Employee, in the event Employee is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise by reason of the fact that Employee is or was an officer or employee of the Company, to the fullest extent permitted by the Oregon Business Corporation Act, and shall, upon request of Employee, advance expenses to Employee in any such action, suit or proceeding, subject to the terms, conditions and limitations set forth in the Oregon Business Corporation Act.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below, retroactively effective as of April 14, 1996.

EMPLOYEE:                          COMPANY:

                                   WHOLESOME & HEARTY FOODS, INC.
-------------------------          an Oregon corporation

Lyle G. Hubbard
Date:                              By:
     -------------------------        -------------------------------------

                                   Title:
                                         ----------------------------------

                                    Date:
                                          ---------------------------------


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